EXHIBIT 10.12

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT and SERVICES
AGREEMENT TERMINATION

THIS INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT and SERVICES AGREEMENT TERMINATION (this “Agreement”) is entered on March 29 2009, with an effect as of January 1, 2009 (this “Effective Date”) by and between Acro Inc., a Nevada corporation (“Acro”) and a wholly owned subsidiary of Acro, Acrosec Ltd., a company organized under the laws of Israel (“Acrosec”).

R E C I T A L S:

A.	Acro is the owner of, and has the full legal right to develop and commercially exploit, certain IP (as hereinafter defined);

B.	Whereas, on March 7, 2007, Acro and Acrosec entered into a services agreement pursuant to which Acrosec provided certain research and development, manufacturing, and management services to Acro (the “Services Agreement”);

C.	Whereas not much activity of a research and development to the Company’s main current products is expected;

D.	Whereas Acro and Acrosec wish that the whole business activity shall be conducted by Acrosec and Acro will remain a holding company;

E.	Whereas Acro and Acrosec wish to terminate the Services Agreement and the services provided thereunder; and

F.	Whereas Acro wishes to transfer the IP to Acrosec pursuant to the terms provided herein and according to a value to be determined by an independent third-party appraiser.

Accordingly, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1. DEFINITIONS

The following terms used in this Agreement shall have the meaning indicated below:

        “Patents” means all patents and patent applications derived from, or in any way related to, claiming or arising out of the Technology, including all divisions, continuations, continuations-in-part, confirmations, registrations, reissues, renewals and extensions thereof, that are filed or issued in any country of the world, owned by, licensed to or to-be owned by Acro.

        “Technology” means all know how, intellectual property, inventions (whether or not patentable), discoveries, processes, machines, manufactures, compositions of matter, improvements, techniques, methods, ideas, concepts, procedures, formulas, designs, technical data, product development data, software code, technology, secret processes, trade secrets, and any other rights or interests thereon, including latter improvements thereon, relating to a method of detecting a peroxide-based explosive in a sample suspected of consisting of or comprising such explosive, which method comprises dissolving said sample in a suitable organic solvent, contacting the solution with an aqueous solution of a strong acid capable of decomposing said explosive to release hydrogen peroxide, and contacting the resulting mixture with a peroxidase enzyme.

        “IP” means Patents and Technology.

2. IP SALE

Subject to the terms of this Agreement, Acro hereby irrevocably and unconditionally assigns, sells, transfers, conveys and delivers to Acrosec, its successors and assigns, as of the Effective Date, in perpetuity, the entire right, title and interest in and to the IP and all intellectual property rights and other rights and privileges therein and relating thereto, including, but not limited to, (i) the right to transfer and/or assign and the right to recover and take all proceedings as may be necessary for the recovery of damages or otherwise in respect of past, present and future infringement of the IP; and (ii) any rights and obligations under the Cooperation and Licensing Agreement between Acro and the Life Science Research Israel Ltd., dated October 28, 2007 (the “Assignment”).

3. IP VALUE

The Assignment shall be pursuant to the value of the IP as will be determined by an independent third-party appraiser selected by the parties.

4. SERVICES AGREEMENT TERMINATION

4.1     As of January 1, 2009 (the “Termination Date”), the Services Agreement shall be deemed to have terminated and all the provisions of the Services Agreement shall, on the Termination Date, have no force and effect and shall not survive the termination of the Services Agreement, so that each of Acro and Acrosec shall be released and discharged from all liabilities and obligations under the Agreement from the Termination Date.

5. MISCELLANEOUS

5.1     Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Israel without reference to principles and laws relating to the conflict of laws.

5.2     Notices. Any notice, consent or approval permitted or required under this Agreement shall be in writing sent by facsimile, overnight courier or registered mail, and shall be addressed to the addresses specified above or to any other address of which either party shall advise the other in writing. Notices sent by facsimile shall be deemed to have been received in the country of the recipient one business day after being transmitted.

5.3     Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all previous agreements, representations and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

5.4     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on and as of the date hereof.

Acro Inc. By: /s/ Gadi Aner —————————————— Gadi Aner Chief Executive Officer and Chairman

And by: /s/ Dan Elnathan —————————————— Dan Elnathan Director

Acrosec Ltd. By: /s/ Gadi Aner —————————————— Gadi Aner Chief Executive Officer and Chairman

And by: /s/ Dan Elnathan —————————————— Dan Elnathan Director